Exhibit 99.1

For Immediate Release

APTEVO THERAPEUTICS REPORTS THIRD QUARTER FINANCIAL RESULTS WITH BUSINESS HIGHLIGHTS

SEATTLE, WA – November 12, 2021 – Aptevo Therapeutics Inc. (“Aptevo” or the “Company”) (NASDAQ: APVO), a clinical-stage biotechnology company focused on developing novel immuno-oncology therapeutics based on its proprietary ADAPTIR™ and ADAPTIR-FLEX™ platform technologies, today reported its financial results and business highlights for the quarter ended September 30, 2021.

Business Highlights

•	Enrollment and dosing have commenced in Part 2 (Expansion Phase) of Company’s multicenter 5001 Phase 1B clinical trial to evaluate APVO436 in adult patients with acute myeloid leukemia (AML).
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Reported 3 publications in two peer-reviewed journals (Cancers[Basel]) and Frontiers in Aging) regarding the salient features of the data obtained during Part 1 (Dose escalation phase) of the 5001 APVO436 Phase 1B trial.

•	Participated in Euroleukemia2021 Meeting with an oral and a poster presentation.
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Showcased the Company’s preclinical assets, APVO442 and APVO603, and their potential to improve efficacy in the treatment of solid tumors and participated in discussions about risk mitigation in cell engager candidates at the Virtual Cell Engager Summit.

•	Presented the unique aspects of the Company’s proprietary ADAPTIR AND ADAPTIR-FLEX platforms at the Cambridge Health Institute PEGS Virtual Conference.

“I am excited about our clinical progress in the third quarter, as we initiated enrollment and dosing in our APVO436 Phase 1b expansion trial.  We look forward to receiving data from this trial in the first half of next year and will use the outcomes to inform our go-forward clinical strategy for this promising lead clinical candidate with the potential to impact existing standard of care for acute myeloid leukemia,” said Marvin White, President and CEO of Aptevo. “During the quarter we were fortunate to present our clinical work in two peer-reviewed journals and to showcase our ADAPTIR and ADAPTIR-FLEX platforms at multiple industry conferences.  We are well funded to continue our work for the next twelve months and look forward to reporting our progress.”

Third Quarter 2021 Financial Results Summary

Cash Position: Aptevo had cash and cash equivalents as of September 30, 2021 totaling $53.4 million, including restricted cash of $1.3 million. The restricted cash is expected to be released over the next twelve months.

Royalty Revenue: Royalty revenue was $3.1 million for the three months ended September 30, 2021, related to the royalty from Pfizer on global net sales of RUXIENCE®, a biosimilar to the drug RITUXAN®, launched by Pfizer in early 2020. RUXIENCE® is a trademark of Pfizer; RITUXAN® is a trademark of Biogen. Due to our continuing involvement under the Definitive Agreement originally between Trubion and Wyeth, we continue to recognize royalty revenue on net sales of RUXIENCE® and record the royalty payments to HCR as a reduction of the liability when paid. As such payments are made to HCR, the balance of the liability will be effectively repaid over the life of the Royalty Purchase Agreement.

Research and Development Expenses: Research and development expenses decreased to $4.4 million for the three months ended September 30, 2021 from $4.5 million for the three months ended September 30, 2020. Costs associated with APVO436 clinical trial increased as we continued to advance that trial and have now started dosing in our Phase 1b Expansion program. This increase was offset by lower spending on preclinical projects.

General and Administrative Expenses: For the three months ended September 30, 2021, general and administrative expenses increased to $3.5 million from $3.2 million for September 30, 2020, with higher costs related to responding to stockholder activism matters and higher employee costs.

Other Expense, Net: Other expense, net consists primarily of costs related to debt extinguishment, accrued exit fees on debt, non-cash interest on financing agreements, and interest on debt. Other expense, net was $2.3 million for the three months ended September 30, 2021 and $0.7 million for the three months ended September 30, 2020. The increase in other expense, net is primarily related to interest expense and accrued exit fees for the MidCap Credit Agreement, as well as non-cash interest expense for the HCR Purchase Agreement.

Discontinued Operations: Income from discontinued operations was approximately $0.1 million for the three months ended September 30, 2021 and September 30, 2020, related to collection of deferred payments from Medexus earned on second quarter 2021 and 2020 IXINITY sales.

Net Loss: Aptevo’s net loss for the three-month period ended September 30, 2021 was $7.0 million or $1.43 per share, as compared to a net loss of $6.8 million or $2.10 per share for the corresponding period in 2020.

Liability Related to Sale of Future Royalties: We treat the Royalty Purchase Agreement with HCR as a debt financing, amortized under the effective interest rate method over the estimated life of the related expected royalty stream. The liabilities related to sale of future royalties and the debt amortization are based on our current estimates of future royalties expected to be paid over the life of the arrangement. We will periodically assess the expected royalty payments using projections from external sources. To the extent our estimates of future royalty payments are greater or less than previous estimates or the estimated timing of such payments is materially different than previous estimates, we will adjust the effective interest rate and recognize related non-cash interest expense on a prospective basis. We are not obligated to repay the proceeds received under the Royalty Purchase Agreement with HCR.

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts, unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$52,118	$39,979
Restricted cash - current	1,259	2,555
Royalty receivable	3,096	2,369
Prepaid expenses	2,391	2,228
Other current assets	9	133
Total current assets	58,873	47,264
Property and equipment, net	2,521	2,815
Operating lease right-of-use asset	1,865	2,722
Other assets	746	746
Total assets	$64,005	$53,547
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$3,687	$5,583
Accrued compensation	1,565	2,757
Liability related to the sale of future royalties, net - short-term	13,369	—
Current portion of long-term debt	11,167	5,000
Other current liabilities	2,592	1,199
Total current liabilities	32,380	14,539
Liability related to the sale of future royalties, net - long-term	18,711	—
Loan payable - long-term	4,012	20,054
Operating lease liability	1,610	2,360
Total liabilities	56,713	36,953

Stockholders' equity:
Preferred stock: $0.001 par value; 15,000,000 shares authorized, zero shares issued or outstanding	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized; 4,895,759 and 4,410,909 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	47	46
Additional paid-in capital	215,036	202,154
Accumulated deficit	(207,791)	(185,606)
Total stockholders' equity	7,292	16,594
Total liabilities and stockholders' equity	$64,005	$53,547

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts, unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Royalty revenue	3,096	1,463	8,627	1,936
Operating expenses:
Research and development	(4,367)	(4,494)	(14,451)	(12,940)
General and administrative	(3,479)	(3,215)	(11,536)	(9,671)
Loss from operations	(4,750)	(6,246)	(17,360)	(20,675)
Other expense:
Other expense from continuing operations, net	(2,327)	(702)	(5,451)	(973)
Loss on extinguishment of debt	—	—	—	(2,104)
Net loss from continuing operations	$(7,077)	$(6,948)	$(22,811)	$(23,752)
Discontinued operations:
Income from discontinued operations	$80	$157	$626	$13,055
Net loss	$(6,997)	$(6,791)	$(22,185)	$(10,697)

Net loss from continuing operations per share	$(1.45)	$(2.15)	$(4.94)	$(7.35)
Net income from discontinued operations per share	$0.02	$0.05	$0.14	$4.04
Basic and diluted net loss per basic share	$(1.43)	$(2.10)	$(4.80)	$(3.31)
Weighted-average shares used to compute per share calculations	4,891,881	3,232,811	4,617,357	3,233,257

About Aptevo Therapeutics
Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on developing novel immunotherapies for the treatment of cancer. Aptevo is seeking to improve treatment outcomes of cancer patients. For more information, please visit www.aptevotherapeutics.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, without limitation, Aptevo's expectations about the activity, efficacy and safety of its therapeutic candidates and potential use of any such candidates as therapeutics for treatment of disease, advancement of its clinical trials and its expectations regarding the effectiveness of its ADAPTIR and ADAPTIR-FLEX platforms, and any other statements containing the words "may," "believes," "expects," "anticipates," "hopes," "intends," "optimism," "potential," "designed," "engineered," "breakthrough," "innovative," "innovation," "promising," "plans," "forecasts," "estimates," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on Aptevo's current intentions, beliefs, and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo's expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement.

There are several important factors that could cause Aptevo's actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo's business or prospects; adverse developments in clinical development, including unexpected safety issues observed during a clinical trial; adverse developments in the U.S. or global capital markets, credit markets or economies generally; and changes in regulatory, social, and political conditions. For instance, actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the initiation, enrollment and maintenance of patients, and completion of clinical trials, availability and timing of data from ongoing clinical trials, expectations for the timing and steps required in the regulatory review process, including our ability to obtain regulatory clearance to commence clinical trials, expectations for regulatory approvals, the impact of competitive products, actions of activist stockholders, our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the novel coronavirus (referred to as COVID-19). These risks are not exhaustive, Aptevo faces known and unknown risks. Additional risks and factors that may affect results are set forth in Aptevo's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo's expectations in any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not assume any obligation to update any forward-looking statement to reflect new information, events, or circumstances.

CONTACTS:

Investors
Miriam Weber Miller

Aptevo Therapeutics

Email: IR@apvo.com or Millerm@apvo.com
Phone: 206-859-6629

Media
Jules Abraham
JQA Partners
Email: jabraham@jqapartners.com
Phone: 917-884-7378